UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TIDELANDS OIL AND GAS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	66-0549380
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1862 West Bitters Rd.
San Antonio, Texas 78248
(Address of Principal Executive Office)

2008 Stock Option Plan
(Full title of the plan)

James Smith
1862 West Bitters Rd.
San Antonio, Texas 78248
 (Name and address of agent for service)

Telephone: (210) 764 - 8642
(Telephone number, including area code, of agent for service)

Large accelerated filer    ☐                     Accelerated filer                       ☐
Non-accelerated filer      ☐                     Smaller reporting company     ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	25,000,000	$0.05	$1,250,000	$49.13
TOTAL				$49.13

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer’s Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the average of the high and low prices for a share of common stock as reported by the Over-The-Counter Bulletin Board.

PART I

ITEM 1.   PLAN INFORMATION

The documents containing the information specified in Item 1 will be sent or given to participants in the 2008 Stock Option Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

James Smith
1862 West Bitters Rd.
San Antonio, Texas 78248
(210) 764 - 8642

EXPLANATORY NOTE

Pursuant to General Instruction C of Form S-8, the resale prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reofferings and resales of registered shares of common stock which have been issued upon the grants of common stock and/or options to purchase shares of common stock to executive officers and directors of Tidelands Oil and Gas Corporation.

RESALE PROSPECTUS
25,000,000 SHARES OF COMMON STOCK OF
TIDELANDS OIL AND GAS CORPORATION

This Resale Prospectus relates to the offer and sale of up to 25,000,000 shares of our common stock from time to time by selling stockholders of shares of our common stock. The common stock is issuable to the selling stockholders from time to time under the Plan.

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol “TIDE.”  On April 16, 2008, the closing price of a share of our common stock was $0.05 per share.

We will not receive any of the proceeds from the sales by the selling stockholders. The common stock may be sold from time to time by the selling stockholders either directly in private transactions, or through one or more brokers or dealers, or any other market or exchange on which the common stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Upon any sale of the common stock, by a selling stockholder and participating agents, brokers, dealers or market makers may be deemed to be underwriters as that term is defined in the Securities Act, and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

No underwriter is being utilized in connection with this offering. We will pay all expenses incurred in connection with this offering and the preparation of this Resale Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS RESALE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Resale Prospectus is April 26, 2008

You should rely only on the information contained in this Resale Prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this Resale Prospectus. The information contained in this Resale Prospectus is accurate only as of the date of this Resale Prospectus, regardless of the time of delivery of this Resale Prospectus or of any sale of the common stock.

RISK FACTORS

Any investment in our securities involves a high degree of risk.  You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

Financial Condition Risks

We have a history of operating losses and expect operating losses for the foreseeable future.

We incurred significant historical losses and we expect to incur losses for the foreseeable future.  For the year ended December 31, 2007, we lost $11,834,333 and for the year ended December 31, 2006, we lost $11,836,925. These losses were caused primarily by:

•	financing costs in connection with acquisitions made in prior years and the issuance of convertible debentures;

•	limited volumes of gas transported through the international pipeline crossing;

•	pre-development and operating expenses associated with the development of additional pipeline, LNG, and storage projects in Texas, Mexico and California;

•	idle assets not producing revenue, such as the gas plant and associated pipeline;

•	default interest penalties regarding a convertible debenture financing;

•	expenses of litigation defense and disposition of unprofitable and non-core business segments; and

•	increased employee related salaries, stock-based compensation and related costs.

We lack sufficient capital to fund operations for the balance of 2008.

At December 31, 2007, we had current assets of $924,722, current liabilities of $12,512,248 and a working capital deficit of $11,587,526.  We believe that we will require approximately $150,000 of working capital per month which requires that we obtain approximately $1,350,000 of capital to meet working capital needs for 2008.  We do not have any credit facilities in place nor do we have any commitments for equity investments.  Accordingly, we will be reliant upon best efforts debt and/or equity financings to fund working capital needs.  We cannot give any assurance that this additional financing could be obtained on attractive terms or at all. Lack of funding could force us to curtail substantially, or cease, our operations.

We will need to discharge $1,850,000 of current liabilities in 2008.

After giving effect to the Sonterra transaction in January 2008 and the WTG transaction in March 2008, the Company has approximately $1,850,000 of current notes payable, accounts payable and accrued expenses that require payment or other satisfaction during 2008.  This amount is in addition to the $1,350,000 of working capital required in 2008.  We will need to raise capital or issue shares of our common stock to discharge these obligations.  Failure to satisfy these obligations on a timely basis will adversely affect our financial condition.

Our financial statements have been prepared assuming that we will continue as a going concern.

The financial statements included in this report have been prepared on the basis that we will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred significant accumulated losses as of December 31, 2007. We do not expect to generate sufficient revenue to meet our cash requirements for the next twelve months. We will need to raise additional capital to continue meeting operational expenses. Our independent auditors have added an explanatory paragraph to their report of our financial statements for the year ended December 31, 2007 stating that our net losses, lack of revenues and dependence on our ability to raise additional capital to continue our existence, raise substantial doubt about our ability to continue as a going concern. We estimate that in order to pay outstanding accounts payable, accrued expenses, current maturities of promissory notes and fund ongoing operations, the Company will need to raise additional capital in the approximate amount of $3,200,000 during the remainder of calendar year 2008.  If we are not successful in raising sufficient additional capital, we may not be able to continue as a going concern, our stockholders may lose their entire investment in us.

We do not expect to generate revenue for the foreseeable future.

The Frontera and Esperanza projects will not result in revenues for the Company for the foreseeable future, if at all.  Accordingly, the Company will continue to rely upon external sources of best-efforts financings to fund working capital requirements for the foreseeable future. Any equity financings will result in substantial dilution to our then-existing stockholders given the current market price for our common stock. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company.

Business Risks

Cheniere has the ability, in its sole discretion, to determine to cease development of the Burgos Hub Project.

Cheniere has the sole managerial authority and right to make all decisions regarding the continuation, financing and general development of the Burgos Hub Project.  Accordingly, there can be no assurance that the Burgos Hub project will be developed or, if it is developed, that it will be developed to the extent described herein.

There is no assurance that Frontera can obtain financing for and regulatory approval of completion of the Burgos Hub project.

The Burgos Hub project will require significant financing, of which there is no assurance that Cheniere will provide, or obtain, the required financing in order to complete the development of this project.  Likewise, completion of this project requires regulatory approval that is subject to factors outside of our control.

The Esperanza project is in preliminary stages and there can be no assurance that the project can be completed.

The Company lacks the capital resources to develop the Esperanza project and the development of this project will be dependent upon our obtaining a financial partner, of which there can be no assurance that we can negotiate acceptable terms, if at all.  The permitting and development of the Esperanza project will require federal and state regulatory approval, of which there is no assurance that we can obtain such approvals.  Accordingly, the completion of the Esperanza project is subject to numerous contingencies outside of our control.

We face competition from entities that are better capitalized and have larger resources.

We will be competing with other established operators in our market. Many of these companies have greater capital, marketing and other resources than we do. There can be no assurance that we will successfully differentiate ourselves from our competitors. Market entry by any significant competitor may have an adverse effect on our business strategy.

We operate in highly competitive markets in competition with several different companies.

We face strong competition in our geographic areas of operations. Our competitors include major integrated oil companies, interstate and intrastate pipelines. We compete with integrated companies that have greater access to raw natural gas supply and are less susceptible to fluctuations in price or volume, and some of our competitors that have greater financial resources may have an advantage in competing for acquisitions or other new business opportunities.

Growing our business by constructing new pipelines and LNG regasification facilities subjects us to construction risks and there is no guaranty that raw natural gas supplies will be available upon completion of the facilities.

One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems, modification of our existing gas processing plant and construction of new processing facilities. The construction of gathering and processing facilities requires the expenditure of significant amounts of capital, which may exceed our expectations. Generally, we may have only limited raw natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough raw natural gas to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

Our business is dependent upon prices and market demand for natural gas, which are beyond our control and have been extremely volatile.

We are subject to significant risks due to fluctuations in commodity prices, primarily with respect to the prices of gas that we may own as a result of our transportation and distribution activities.  The markets and prices for residue gas depend upon factors beyond our control. These factors include demand for oil, and natural gas, which fluctuate with changes in market and economic conditions and other factors, including:

•	the impact of weather on the demand for oil and natural gas;
•	the level of domestic oil and natural gas production;
•	the availability of imported oil and natural gas;
•	the availability of local, intrastate and interstate transportation systems;
•	the availability and marketing of competitive fuels;
•	the impact of energy conservation efforts; and
•	the extent of governmental regulation and taxation.

We generally do not own the land on which our pipelines are constructed and we are subject to the possibility of increased costs for the loss of land use.

We generally do not own the land on which our pipelines are constructed. Instead, we obtain the right to construct and operate the pipelines on other people's land for a period of time. If we were to lose these rights, our business could be affected negatively.

Our business projects subject us to state and federal government regulations, including environmental laws, which could adversely affect our business.

Our business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, natural gas and oil. We are also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. In addition, we are subject to changing and extensive tax laws, and the effect of newly enacted tax laws cannot be predicted. The implementation of new, or the modification of existing, laws or regulations, including regulations which may be promulgated under the Oil Pollution Act of 1990, could have a material adverse effect on the Company.  In recent years, FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers proposals by pipelines to allow negotiated rates not limited by rate ceilings, pipeline rate case proposals and revisions to rules and policies that may affect rights of access to natural gas transportation capacity.

Governmental Regulation of our pipelines could increase our operating costs.

The FERC’s oversight of entities subject to the NGA includes the regulation of rates, entry and exit of service, acquisition, construction and abandonment of transmission facilities, and accounting for regulatory purposes. The implementation of new laws or policies that would subject us to regulation by the FERC under the NGA could have a material adverse effect on our financial condition and operations. Similarly, changes in the method or circumstances of operation, or in the configuration of facilities, could result in changes in our regulatory status. In addition, we are subject to federal and state safety laws that dictate the type of pipeline, quality of pipe protection, depth, methods of welding and other construction-related standards.  Litigation or governmental regulation relating to environmental protection and operational safety may result in substantial costs and liabilities.

Our business involves hazardous substances and may be adversely affected by environmental regulation.

Many of the operations and activities of our proposed facilities are subject to significant federal, state and local environmental laws and regulations. These include, for example, laws and regulations that impose obligations related to air emissions and discharge of wastes from our facilities and the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault for the remediation of contaminated areas. Private parties, including the owners of properties through which our gathering systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

There is inherent risk of the incurrence of environmental costs and liabilities in the business of handling natural gas and other petroleum products, air emissions, historical industry operations, waste disposal. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We cannot assure you that we will not incur material environmental costs and liabilities. Furthermore, we cannot assure you that our insurance will provide sufficient coverage in the event an environmental claim is made against us.

Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

Our pipelines may be subject additional costs and liabilities related to environmental and safety regulations.

Our pipeline operations are subject to various federal, state and local environmental, safety, health and other laws, which can increase the cost of planning, designing, installing and operating such facilities. There can be no assurance that costs and liabilities relating to compliance will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in additional costs to and liabilities for us.

Our business operations are also subject to regulatory actions by state and federal authorities in Mexico.

Frontera will be involved in the development of infrastructure projects through its wholly owned Mexican entity, Terranova, in Mexico. The risk of indirect or regulatory actions by state or federal authorities in Mexico which may inhibit, delay, hinder or block projects under development in Mexico is very high given the history of operations conducted by past businesses other than the Company in Mexico. There is a substantial risk that a set of actions taken by commission or omission by the various actors in the public, private, nongovernmental and/or social sectors could negatively impact a project or investment in Mexico. The legal system employed in Mexico is dramatically different in its structure and method of operation compared to the common law foundation present in the United States of America. The level of legal protection afforded investors by the North American Free Trade Agreement has not materially improved from a foreign investor's viewpoint.

There can be no assurance that a commercially viable project will be completed due to the above factors which could result in commercial competitors trying to circumvent the market system through the exploitation of undocumented, extra-official channels of influence that constitute unfair competition. Federal, state and local authorities are not well coordinated in their legal protections and improper influence and competition may arise from any level of government to disrupt or destroy the commercial viability of investments by foreign investors.

Our pipeline system operations will be subject to operational hazards and unforeseen interruptions.

The proposed operations of our pipeline systems are subject to hazards and unforeseen interruptions, including natural disasters, adverse weather, accidents or other events, beyond our control. A casualty occurrence might result in injury and extensive property or environmental damage. Although we intend to maintain customary insurance coverages for gathering systems of similar capacity, we can offer no assurance that these coverages will be sufficient for any casualty loss we may incur.

There are many operational risks related to our natural gas operations.

The natural gas business involves certain operating hazards. The availability of a ready market for our natural gas products also depends on the proximity of reserves to, and the capacity of, natural gas gathering systems, pipelines and trucking or terminal facilities. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of our properties. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. We do not, and likely will not, carry business interruption insurance. The occurrence of such an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

Our business involves many hazards and operational risks, some of which may not be covered by insurance.

Our operations will be subject to the many hazards inherent in the gathering, compressing, treating and processing of raw natural gas and NGLs and storage of residue gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We will likely not be fully insured against all risks incident to our proposed business. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition.

OTC Bulletin Board Market Risks

Trading in our common stock on the OTC Bulletin Board may be limited.

Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange. Trading of our securities on the OTC Bulletin Board is sporadic and volatile. You may have difficulty reselling any of our common stock shares.

There has been a volatile public market for our common stock and the price of our stock may be subject to fluctuations.

We cannot assure you that a liquid transparent trading market for our common stock will develop or be sustained. You may not be able to resell your shares at or above the price you paid for them. The market price of our common stock is likely to be volatile and could be subject to fluctuations in response to factors such as the following, most of which are beyond our control:

•	the operations, regulatory, market and other risks discussed in this section;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us; and

•	future sales of our common stock.

In addition, the market for our stock has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock.

Our common stock is subject to penny stock regulation.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. The Securities Enforcement and Penny Stock Reform Act of 1990 (the "Reform Act") also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market. These regulations also impose various sales practice requirements on broker-dealers. The regulations that apply to penny stocks may severely affect the market liquidity for our securities and that could limit your ability to sell your securities in the secondary market.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the Commission maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The Commission also maintains a web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to register with the SEC the shares of our common stock described in this Resale Prospectus. This Resale Prospectus is part of that Registration Statement and provides you with a general description of the Shares being registered, but does not include all of the information you can find in the Registration Statement or the exhibits. You should refer to the Registration Statement and its exhibits for more information about us and the Shares being registered.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Resale Prospectus, which means that we can disclose important information to you by referring to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this Resale Prospectus, except for information superseded by this prospectus. This Resale Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC as of their respective filing dates. These documents contain important information about us and our finances.

(1)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on April 15, 2008, as amended on April 18, 2008;

(2)
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, filed on May 18, 2007, as amended on January 23, 2008; June 30, 2007, filed on August 20, 2007, as amended on January 23, 2008; and September 30, 2007, filed on November 19, 2007;

(3)	Current Reports on Form 8-K, filed on February 6, 2008; and Form 8-K/A filed on April 9, 2008, amending an 8-K filed on April 4, 2008

All documents filed by Tidelands Oil and Gas Corporation with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

NOTE REGARDING FORWARD LOOKING STATEMENTS

Included in this Resale Prospectus are “forward-looking” statements, as well as historical information.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.”  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this Resale Prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

Any investment in our securities involves a high degree of risk.  You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares which may be sold pursuant to this Resale Prospectus for the respective accounts of the selling stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing shareholders.

As of December 31, 2007, the net tangible book value of our common stock was (1,075,504) or (0.017) per share, based upon 178,739,345 shares outstanding on April 1, 2008.  Due to the nature of the 2008 Stock Option Plan, the purchase price paid by our officer, directors, employees and consultants under the 2008 Stock Option Plan is variable, as is the purchase price paid by the public upon the resale by our officer, directors, employees and consultants of our common stock.   The following tables show the dilution based upon a resale price of our common stock at $0.05 per share.

Without taking into account any changes in the pro forma net tangible book value prior to the this offering, other than to give effect to the issuance of 25,000,000 shares at an offering price of $0.05 per share (based upon the closing price of our common stock on April 16, 2008) and the application of the net proceeds of $1,250,000, the pro forma net tangible book value of the Company’s common stock after this offering will be $(7,024,496) or $(0.092) per share. Consequently, based on the above assumptions, the purchasers of the common stock offered hereby will sustain an immediate substantial dilution (i.e., the difference between the purchase price of $0.05 per share of common stock and the net tangible book value per share) after the offering of $0.448 per share. The following table illustrates such dilution:

Per Share Price	$005
Per Share Pro Forma Net Tangible Book Value as of June 30, 2007	$(0017)
Per Share Increase Attributable to New Investors	$0109
Per Share Pro Forma Net Tangible Book Value After the Offering	$0092
Per Share Dilution to New Investors	$0448

SELLING STOCKHOLDERS

The selling stockholders will be our current or future officers, directors, consultants and employees who acquire shares of our common stock pursuant to the Plan and are considered our “affiliates” as that term is defined in the federal securities laws. The selling stockholders may from time to time resell all, a portion, or none of the shares of our common stock covered by this Resale Prospectus.

As of the date of this Prospectus, no shares of common stock were subject to existing options under the Plan, and 25,000,000 were available for future grants.

PLAN OF DISTRIBUTION

The Shares may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following, without limitation:

(a)	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b)	purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the Resale Prospectus, as supplemented;
(c)	an exchange distribution in accordance with the rules of such exchange; and
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers.
(1)
the selling stockholder and sales to and through other broker-dealers or agents that participate with the selling stockholder in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In addition, any securities covered by this Resale Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Resale Prospectus, as supplemented. From time to time, the selling stockholder may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares in connection therewith. Sales may also take place from time to time through brokers pursuant to pre-arranged sales plans intended to qualify under SEC Rule 10b5-1.

 There is no assurance that the selling stockholder will sell all or any portion of the shares covered by this Resale Prospectus.

All expenses of registration of the common stock, other than commissions and discounts of underwriters, dealers or agents, shall be borne by us. As and when we are required to update this Resale Prospectus, we may incur additional expenses.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue 250,000,000 shares of common stock, $.001 par value

Common Stock

As of April 1, 2008, there were 178,739,345 shares of common stock issued and outstanding that was held of record by approximately 102 stockholders.

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders.  The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock.  The common stock does not have any cumulative voting, preemptive, subscription or conversion rights.  Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.  The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available.  In the event of liquidation, dissolution or winding up of the affairs of Tidelands Oil and Gas Corporation, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Nevada anti-takeover statue and charter provisions.

Nevada anti-takeover statue.  Nevada’s “Business Combinations” statute, Sections 78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an “interested shareholder” from entering into a “combination” with the corporation, unless certain conditions are met. A “combination” includes (a) any merger or consolidation with an “interested shareholder”, or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an “interested shareholder,” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the “interested shareholder,” (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the “interested shareholder,” or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an “interested shareholder”.

An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder’s acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation’s Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the “interested shareholder’s” date of acquiring shares, or as to which the purchase of shares by the “interested shareholder” has been approved by the corporation’s board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the “interested shareholder” at a meeting called no earlier than three years after the date the “interested shareholder” became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the “interested shareholder” will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to “opt out” of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the “Business Combinations” statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

Nevada’s “Control Share Acquisition” statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become “Control Shares” which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual shareholders’ meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror’s shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the “Business Combination” statute and/or the “Control Share Acquisition” statute becomes applicable to us in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

LEGAL MATTERS

The validity of the common stock issuable under the Plan has been passed upon for us by Brewer & Pritchard, PC.  Neither Thomas Pritchard nor Brewer & Pritchard has previously received any shares of the Company’s common stock.  In the future there is a possibility that either Thomas Pritchard or Brewer & Pritchard PC may receive shares of common stock for services rendered. Neither Thomas C. Pritchard, nor the law firm of Brewer & Pritchard has been employed on a contingent basis.  Other than the possibility of shares of Company common stock to be issued, neither Mr. Pritchard nor Brewer & Pritchard has or is to receive a substantial interest direct or indirect in Registrant, nor are either of them connected with Registrant other than in their role as outside legal counsel for the Company.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of Malone & Bailey, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of Baum & Company, P.A , an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Tidelands Oil and Gas Corporation (“the Company”) with the Securities and Exchange Commission (“SEC”) are incorporated in this Form S-8 by reference:

(1)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on April 15, 2008, as amended on April 18, 2008;

(2)
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, filed on May 18, 2007, as amended on January 23, 2008; June 30, 2007, filed on August 20, 2007, as amended on January 23, 2008; and September 30, 2007, filed on November 19, 2007;

(3)	Current Reports on Form 8-K, filed on February 6, 2008; and Form 8-K/A filed on April 9, 2008, amending an 8-K filed on April 4, 2008

(4)	The description of the Company's common stock contained on Form S-1 filed on October 25, 2006, including any amendment or report filed for the purpose of updating such description.

All documents filed by Tidelands Oil and Gas Corporation with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

ITEM 4. DESCRIPTION OF SECURITIES

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol “TIDE.”

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The law firm of Brewer & Pritchard, of which Thomas C. Pritchard is a member, has provided legal advice to the Registrant, and has also rendered a legal opinion attached hereto as an Exhibit, as to the validity and due issuance of the shares of the Company’s common stock to be issued and registered hereby. Neither Thomas Pritchard nor Brewer & Pritchard has previously received any shares of the Company’s common stock.  In the future there is a possibility that either Thomas Pritchard or Brewer & Pritchard PC may receive shares of common stock for services rendered.   Neither Thomas C. Pritchard, nor the law firm of Brewer & Pritchard has been employed on a contingent basis.  Other than the possibility of shares of Company common stock to be issued, neither Mr. Pritchard nor Brewer & Pritchard has or is to receive a substantial interest direct or indirect in Registrant, nor are either of them connected with Registrant other than in their role as outside legal counsel for the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s officers and directors are indemnified as provided by the Nevada Revised Statutes and the Company’s bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation, the Bylaws or by Agreement. The Articles of Incorporation do not specifically limit the directors’ liability; however the Bylaws specify the extent and nature of any liability of directors, as detailed below. There are currently no agreements in effect, which would limit such liability. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that the Company will indemnify the directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

The Company’s bylaws provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

The Company’s bylaws provide that no advance shall be made by it to an officer of the company, except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Identification of Exhibit
4.1	2008 Stock Option Plan
5.1	Opinion of Brewer & Pritchard, P.C.
23.1	Consent of Brewer & Pritchard, P.C. *
23.2	Consent of Independent Auditor
23.3	Consent of Independent Auditor
_____________________
* Included in its opinion filed as Exhibit 5.1

ITEM 9. UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas on this 28th  day of April, 2008.

TIDELANDS OIL AND GAS CORPORATION

By: /s/ James B. Smith
James B. Smith,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 28th  day of April, 2008.

Signature	Title	Date

/s/ James B. Smith James B. Smith	Chief Executive Officer, Chief Financial Officer & Chairman of the Board	April 28, 2008
/s/ Ahmed Karim Ahmed Karim	Director	April 28, 2008

/s/ Carl Hessel Carl Hessel	Director	April 28, 2008